UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 2, 2007

DOMINION RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA (State or other jurisdiction of incorporation)	001-08489 (Commission File Number)	54-1229715 (IRS Employer Identification No.)

120 TREDEGAR STREET RICHMOND, VIRGINIA (Address of Principal Executive Offices)	23219 (Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06 Material Impairments
For the quarter ended June 30, 2007, Dominion Resources, Inc. (Dominion) will recognize a pre-tax non-cash impairment charge estimated in the range of approximately $390 million to $420 million for its Dresden Energy electric generation facility (Dresden). Dresden is a partially completed 580 megawatt combined-cycle gas-powered generating plant located in Muskingum County, Ohio with a carrying amount of $472 million, before any impairment.

As part of its ongoing strategic asset review to improve Dominion’s return on invested capital and the evaluation of investments in new generating capacity encouraged by the new electric re-regulation legislation in Virginia, Dominion began the process of exploring the sale of Dresden in May 2007. Non-binding indicative bids were received in late-June 2007.

Based on its evaluation of these bids, Dominion believes that it is likely that Dresden will be sold rather than completed and operated in its merchant fleet. This change in intended use represented a triggering event for Dominion to evaluate whether it could recover the carrying amount of its investment in Dresden. This analysis indicated that the carrying amount of Dresden will not be recovered.  On July 2, 2007, Dominion's senior management reached the conclusion that an impairment was required as of June 30, 2007.   As a result, Dresden will be written-down to its estimated fair value, which will be based upon the final bids expected in late-July 2007. A final sale, if any, is expected to close in the third quarter of 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Steven A. Rogers
Steven A. Rogers Senior Vice President and Chief Accounting Officer

Date:  July 9, 2007